Exhibit 99.1

ARVIND KRISHNA ELECTED IBM CHAIRMAN

ARMONK, N.Y., December 16, 2020 -- The IBM (NYSE: IBM) board of directors has elected Arvind Krishna chairman of the board, effective January 1, 2021. Mr. Krishna, who is IBM's chief executive officer and a member of the board, succeeds IBM executive chairman Virginia M. Rometty, who is retiring on December 31, 2020, as the company previously announced in January of this year.

Mr. Krishna, 58, was elected IBM's 10th CEO in January, and assumed the position on April 6, 2020 after holding numerous senior leadership positions in the company, most recently as IBM senior vice president for cloud and cognitive software, where he was a principal architect of the company's acquisition of Red Hat. Recently, he announced the spin-off of IBM's $19 billion Managed Infrastructure Services business, to be completed in 2021, which will create two industry-leading companies and enable IBM to focus on its leading open Hybrid Cloud and Artificial Intelligence Platform. He joined IBM in 1990 and became a director of the company in April.

Mrs. Rometty, 63, became IBM's chairman, chief executive officer and president in 2012. During her tenure, she took bold strategic actions to reposition IBM for the hybrid cloud and artificial intelligence era. She reinvented IBM's portfolio, investing in high-value segments of the IT market, divesting $9 billion of businesses and growing new units organically and through acquisition, including Red Hat, the largest acquisition in the company’s history, to position IBM for long-term success. At the same time, she established IBM as the industry's leading voice in technology ethics and data stewardship, and her commitment to the reinvention of education for the digital era led to the explosive growth of the six-year Pathways in Technology Early College High Schools, or P-TECHs, which are helping prepare the workforce of the future, serving hundreds of thousands of students in more than 240 schools in 28 countries.

Contact: IBM

Jonathan Adashek, (914) 499-6606

jonathan.adashek@ibm.com